Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Capstead Mortgage Corporation for the registration of 1,700,000 shares of its common stock and 100,000 shares of its $1.26 Cumulative Convertible Preferred Stock, Series B and to the incorporation by reference therein of our report dated January 28, 2004, with respect to the consolidated financial statements of Capstead Mortgage Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Dallas, Texas	/s/ ERNST & YOUNG LLP
September 22, 2004